Exhibit 99.1

Important Notice

To Directors and Executive Officers of

Columbia Pipeline Group, Inc.

Regarding the Regulation BTR

Blackout Period and Trading Restrictions

May 23, 2016

General Information. This notice is to inform you that the Columbia Pipeline Group 401(k) Savings Plan (the “401(k) Plan”) will have a blackout period during which 401(k) Plan participants will be unable to conduct transactions in Columbia Pipeline Group, Inc. (“CPG”) common stock (“CPG Stock”) within the 401(k) Plan. CPG previously announced that CPG would be acquired by TransCanada Corporation pursuant to the Agreement and Plan of Merger, dated as of March 17, 2016 (the “Merger Agreement”), by and among the Company, TransCanada PipeLines Limited, a Canadian corporation (“Parent”), TransCanada PipeLine USA Ltd., a Nevada corporation (“US Parent”) and a wholly owned subsidiary of Parent, Taurus Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of US Parent, and, for specified purposes within the Merger Agreement, TransCanada Corporation, a Canadian corporation. The blackout period is necessary in connection with the acquisition to enable the 401(k) Plan to update its records and accounting to reflect the acquisition of shares of CPG Stock, including shares held under the 401(k) Plan, by TransCanada Corporation. Because you are a director or an executive officer of CPG, you will also be prohibited during the blackout period from engaging in most transactions involving equity securities of CPG that you acquired in connection with your service or employment as a director or executive officer of CPG.

Impact on 401(k) Plan Participants. As a result of the acquisition, participants in the 401(k) Plan will be temporarily unable to direct or diversify investments in their individual accounts or obtain distributions from the 401(k) Plan if the transaction involves CPG Stock. This period, during which participants will be unable to exercise these rights otherwise available under the 401(k) Plan, qualifies as a “blackout period” under the Securities and Exchange Commission’s Regulation BTR.

Restrictions on Directors and Executive Officers during the Blackout Period. During the blackout period, directors and executive officers of CPG will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit, during the blackout period, the direct or indirect purchase, sale or other acquisition or transfer of any of CPG’s equity securities that you acquired in connection with your service or employment as a director or executive officer of CPG. Please note that all trading by CPG’s directors and executive officers is already prohibited under CPG’s Insider Trading Policy during the quarterly insider trading blackout period. Regulation BTR, however, also imposes additional penalties, such as criminal penalties and a requirement to disgorge all profits, on trades that occur during a Regulation BTR blackout period.

•	Note that “equity securities” are defined broadly to include CPG Stock and derivatives thereof, including without limitation stock options, performance shares, phantom units and restricted stock units.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	Among other things, these rules prohibit selling shares of CPG Stock acquired pursuant to options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock that were acquired after the vesting of restricted stock units or performance shares or selling shares to cover withholding taxes upon the vesting of restricted stock units or performance shares.

•	These restrictions generally do not apply to the reinvestment of dividends under a pre-established broad-based stockholder dividend reinvestment plan, such as the Columbia Pipeline Group, Inc. Dividend Reinvestment and Stock Purchase Plan, or to the acquisition of CPG Stock pursuant to a previously established election to invest contributions in the CPG Stock fund of the 401(k) Plan.

Length of the Blackout Period. The blackout period for the 401(k) Plan is expected to begin, at its earliest, during the week of June 19, 2016, and to end during the week of July 10, 2016. During this period, you can determine whether the BTR blackout period has started or ended by calling the Fidelity Benefits Service Center toll-free at 1-800-305-4015. We will notify you of any changes that affect the dates of the BTR blackout period.

Questions or Additional Information. The rules described above apply in addition to the other restrictions on trading activity under CPG’s Insider Trading Policy. In order to avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in CPG’s securities to Steven B. Nickerson, Vice President, Deputy General Counsel and Corporate Secretary. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting Steven B. Nickerson directly at (713) 386-3701 or in writing at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056.